Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
VP of Investor Relations
ScanSource, Inc.
864 286-4305

ScanSource Names New Board Member

Mike Grainger brings significant distribution experience to Board

Greenville, S.C. – October 11, 2004 – ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale and communications products for the reseller market, has named Michael J. Grainger to its Board of Directors.

Mr. Grainger, of San Juan Capistrano, CA, was the President and Chief Operating Officer of Ingram Micro, Inc. from January 2001 to April 2004. He has nearly 14 years of experience in the distribution industry including 8 years with Ingram Micro, where he previously served in the position of Executive Vice President and Chief Financial Officer, and 6 years with Ingram Industries, Inc., its former parent. Earlier in his career Mr. Grainger held executive financial positions with two companies and served as a Certified Public Accountant with Price Waterhouse.

“Mike brings a wealth of experience and a proven track record of leading a global, multi-billion dollar business,” said Steve Owings, Chairman of ScanSource. “The addition of his financial expertise and knowledge of the IT distribution industry will strengthen our board as we look to continue to expand our business.”

ScanSource Names New Board Member

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; and communications products from Intel and NEC through its Paracon sales unit.

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 80 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

2